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                                BD LLP DRAFT OF
                                FEBRUARY 5, 1998

                                                                   EXHIBIT __.__

                                                          BD LLP FORM OF OPINION
                                                     ANTICIPATED TO BE DELIVERED
                                                     AT CLOSING IN THE EVENT IRS
                                                   RULING IS NOT TIMELY RECEIVED

                           ____________________, 1998

UST Corp.
40 Court Street
Boston, Massachusetts 02108

Ladies and Gentlemen:

    This opinion is furnished to you pursuant to Section 6.02(e) of the Affiliation Agreement and Plan of Reorganization dated as of December 9, 1997 (the "Agreement") among UST Corp., a Massachusetts corporation and and Somerset Savings Bank, a Massachusetts-charter stock savings bank ("Somerset") and ratified by Mosaic Corp., a Massachusetts corporation and wholly owned subsidiary of UST Corp. on January 9, 1998. Pursuant to the Agreement, Somerset will merge with and into USTrust, a Massachusetts bank and trust company and wholly owned subsidiary of Mosaic Corp. in a transaction (the "Merger") in which the existing stockholders of Somerset, other than dissenting stockholders, will receive common stock of UST Corp. in exchange for their issued and outstanding shares of common stock of Somerset.

    At your request we prepared and on January 12, 1998 submitted to the Internal Revenue Service a request (the "Ruling Request") that it rule on certain federal income tax consequences of the Merger and the implementation of the Agreement. To the date hereof, the Internal Revenue Service has not ruled on the Ruling Request, nor commented adversely on the likelihood of it ultimately ruling favorably on the Ruling Request. Accordingly, you have requested our opinion as to certain federal income tax consequences addressed in the Ruling Request and anticipated to follow from implementation of the Agreement.

    For purposes of our opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Ruling Request, the Notice of Special Meeting of Stockholders of
Somerset and Proxy Statement-Prospectus dated       , 1998, included in the
Registration Statement on Form S-4 filed with the Securities and Exchange
Commission by UST Corp. on January       , 1998 (Registration No.       ) and
related documents (collectively, the "Documents"). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies.
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    As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Documents and on the Certificates from UST Corp., Mosaic Corp., USTrust and Somerset dated on or about the date hereof copies of which are attached hereto. Our opinion assumes that all representations set forth in the Documents and in such Certificates are true and correct in all material aspects as of the date hereof. In addition, our opinion is limited solely to the provisions of the federal Internal Revenue Code as now in effect (the "Code"), and the regulations, rulings, and interpretations thereof in force as of this date and we assume no obligation to advise you of changes in the law or fact that occur after the date of this opinion.

    On the basis of and subject to the foregoing, and assuming due adoption and implementation of the Agreement in accordance with its terms and consistent with the representations set out in the Documents and Certificates, we are of the opinion that for federal income tax purposes, the the Merger should be treated as an acquisition by Mosaic Corp. of substantially all of the assets of Somerset solely in exchange for the common stock of UST Corp. and the assumption of Somerset's liabilities, followed by the transfer of such assets, subject to such liabilities, to USTrust, which acquisition of assets will constitute a reorganization under Section 368(a) of the Code.

    This opinion is being delivered solely to you for your use in connection with the referenced transaction and such other uses to which we have given our prior written consent. It may not be relied upon by any other person or used for any other purpose.

                                          Very truly yours,
                                          BINGHAM DANA LLP